EXHIBIT 10.1

October 14, 2014

William M. Zisch
P.O. Box 1073
Indian Hills, Colorado 80454

Dear Bill,

The purpose of this letter agreement is to set forth the understanding reached between Midway Services Company (the “Company”) and you (the “Executive”) with respect to certain terms and conditions of your employment with the Company. This Agreement shall not take effect unless and until it is approved by the Board of Directors of Midway Gold Corp. The Executive and the Company are sometimes referred to herein as the “Parties.”

1.
Employment. The Parties wish to enter into this Agreement for Executive to serve in the position of President & CEO of the following entities: the Company, a Nevada corporation, which is a wholly-owned subsidiary of Midway Gold US Inc., a Nevada corporation, which is a wholly-owned subsidiary of Midway Gold Corp., a British Colombia corporation. The Executive shall report to the Board of Directors of Midway Gold Corp. (hereinafter, the “Board of Directors”). The Executive accepts such employment on the terms and conditions set forth in this Agreement. The Executive shall perform the duties of President & CEO and any additional or other duties as directed by the Board of Directors as deemed appropriate.

The Executive’s employment shall commence on or before December 10, 2014 (the “start date”). This Agreement and the Executive’s employment hereunder shall continue for an indefinite term, unless terminated as provided for in this Agreement.

2.	Compensation and Benefits. In consideration of the Executive’s execution of this Agreement, the Executive shall receive the following compensation and benefits:

a.
Base Salary. The Executive shall be paid a base salary not less $400,000 annually (“Base Salary”), less required and authorized deductions and withholding. The Executive shall be paid his Base Salary in the same manner and on the same payroll schedule in which the Company employees receive payment.

b.
Signing Bonus. The Company agrees to pay the Executive a $1,000,000 signing bonus, which will consist of $500,000 cash, less required and authorized deductions and withholding, plus a stock option grant with a fair market value (based upon the Black Scholes valuation method) equal to $500,000. The cash bonus shall be paid on the six-month anniversary of the Executive’s start date, if the Executive is still employed with the Company on that date. The stock option shall be granted in accordance with Section 2(c) below.

c.	Inducement Stock Options. Effective as of the Executive’s start date (the “grant date”), the Company shall make the following inducement grants:

i.	a stock option to purchase 1,000,000 shares of the Company’s common stock, and
ii.	the portion of the Signing Bonus paid as a stock option grant referenced in 2(b) above.

Each option shall carry a 10-year term, an exercise price equal to the closing price of the Company’s stock on the NYSE-MKT on the grant date and shall vest subject to the Executive’s continued employment according to the following schedule: 1/3 on the first anniversary of the grant date, and an additional 1/12 every three months thereafter. Each option shall be subject to and in conformity with the form of stock option notice and agreement attached hereto as Exhibit A.

d.
Annual Bonus Potential. For fiscal years 2015 and thereafter, provided that the Executive remains employed by the Company for the applicable entire fiscal year, the Executive shall be eligible to earn an annual bonus each fiscal year in accordance with the Company’s senior executive incentive plan as in effect and approved by the Board from time to time, except that unless otherwise agreed to by the Parties, the Executive’s payout shall range from 0% to 200% of Executive’s Base Salary, with a target bonus equal 100% of Base Salary.

e.
Long-Term Incentive Potential. The Executive shall be eligible to participate in all long-term incentive (“LTI”) programs available to other senior executives, with any such awards to be issued under the same standard forms applicable to other senior executives, subject to the following unless otherwise agreed to by the Parties:

i.	25% of the target value of any LTI granted to the Executive shall be comprised of restricted stock units subject to time-based vesting over a period not greater than three years,
ii.
75% of the target value of any LTI granted to the Executive shall be comprised of performance share units subject to performance conditions established by the Compensation Committee measured over a period not less than three years,

iii.	the payout under any LTI granted to the Executive shall range from 0% to 200% of the Executive’s Base Salary, with a target equal 150% of Base Salary, and
iv.	the Executive’s first LTI award shall be granted no sooner than one year following the Executive’s start date, in order to allow for sufficient time to establish performance goals.

f.
Executive Benefits. The Executive and his family, as the case may be, shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other Company executives or officers participate.

g.
PTO and Holiday. For the duration of the Executive’s employment hereunder, the Executive will be provided such holidays and paid time off under holiday and PTO programs as the Company makes available to its management level employees generally, except that the Executive shall be entitled to not less than four weeks of paid time off during the Executive’s first 12 months of employment.

3.	Provisions Relating to Termination of Employment. The Executive’s employment with the Company may be terminated in accordance with any of the following provisions:

a.
Employment Is At-Will. The Executive’s employment with the Company is “at will” and is terminable by the Company or by the Executive at any time and for any reason or no reason, with our without Cause.

b.	Voluntary Resignation by the Executive. The Executive may resign from the Company at any time and without notice (except as may be required to establish Good Reason as defined in Section 4(f) below).

c.	Termination by the Company. The Company may terminate the Executive’s employment at any time with or without notice (except as may be required to establish Cause as defined in Section 4(f) below).

d.
Compensation and Benefits Payable At or After Termination of Employment. Except as otherwise provided in Section 4(e) below, the Executive’s entitlement to compensation and benefits after his termination of employment shall be limited to accrued but unpaid wages and any amounts payable in accordance with the Company benefit plans and programs in which the Executive was participating in at the time of termination of employment.

e.
Severance. In addition to the foregoing compensation and benefits, if the Company terminates the employment of the Executive for reasons other than for Cause, the Executive shall receive his Base Salary payable as salary continuation payments on Company’s regular paydays through the date that is 12 months from the termination date (contingent upon the Executive’s execution of a general release agreement, in a form generally acceptable to the Company).

In lieu of the foregoing, the Executive shall be entitled to the following severance benefits (contingent upon the Executive’s execution of a general release agreement, in a form generally acceptable to the Company) if within 12 months following a Change in Control either (1) the Company terminates the employment of the Executive for reasons other than for Cause or (2) the Executive terminates his employment for Good Reason (each being a “qualifying termination”):

i.
The Executive shall receive a lump sum payment equal to the sum of the following: (A) two times the Executive’s highest rate of annual Base Salary in effect in the 12 months preceding the Executive’s termination of employment; and (B) two times the Executive’s target performance bonus awarded for the fiscal year in which the Executive’s termination of employment occurs (or the immediately preceding fiscal year, if greater).

ii.
In addition to the lump sum payment under (i) above, the Executive’s stock options, performance share units and restricted stock units then outstanding shall become immediately vested and exercisable in full on the date of the qualifying termination. In addition, if a Change in Control occurs during a performance period applicable to any LTI or other equity award, the performance-measurement period shall end as of the date of the Change in Control and performance shall be measured through the date of the Change in Control; provided, that vesting of the award shall remain subject to the Executive’s continued employment through the end of the full performance period, or the date of a qualifying termination, if earlier.

Payments under this section 4(e) are intended to qualify to the maximum extent possible as exempt from the application of Section 409A of the Internal Revenue Code (and all rights to payments or a series of payments hereunder shall be treated as rights to receive separate payments to the fullest extent allowed by Section 409A). Notwithstanding the foregoing, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A that depend on termination of employment, termination of employment shall mean a “separation from service” within the meaning of Section 409A and any payments in connection with the Executive’s separation from service that constitute deferred compensation subject to Section 409A shall commence on the sixtieth (60th) day following separation from service. Furthermore, if the Executive is a “specified employee” and Employer’s stock is “publicly traded” for purposes of Section 409A at such time, any payments in connection with the Executive’s separation from service that constitute deferred compensation subject to Section 409A shall not be made until the earlier of (i) the Executive’s death or (ii) six months plus one day after the Executive’s separation from service (the “409A Deferral Period”) as required by Section 409A. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. If any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be deferred if deferral will make such payments or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

f.	Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

i.
“Cause” means a (i) willful and repeated failure to perform duties or contravention in any material respect of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken by the Board of Directors (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company); and (iv) violation of any applicable laws, rules or regulations or failure to comply with applicable confidentiality, non-solicitation and non-competition obligations to the Company, corporate code of business conduct or other material policies of the Company in connection with or during performance of the Executive’s duties to the Company that could, in the Board’s opinion, cause material injury to the Company, which violation, if curable, is not cured within thirty (30) days after notice thereof to the Executive.

ii.
“Good Reason” means any of the following actions taken by the Company or its parent (or a successor corporation or entity) without the Executive’s prior express consent: (a) a material diminution in the Executive’s position, authority, duties, or responsibilities; (b) a material reduction in the Executive’s base salary, annual bonus, or incentive opportunity; (c) a relocation of the Executive’s principal office more than thirty (30) miles from the Executive’s principal office as of the date hereof; and (d) a material breach by the Company of its obligations to the Executive under this Agreement or similar agreement with the Executive, including the failure by the Company to require any successor to assume this Agreement; provided that for Good Reason to exist under subsections (a) through (d) above, the Executive must give the Company written notice of one of the events or conditions described in this Section giving rise to Good Reason and the Company must fail to correct such events(s) within thirty (30) days of the date such notice is given. The Executive shall also notify the Company of such event or condition within ninety (90) days of the initial existence of the event or condition, and if not timely cured, the Executive shall terminate within thirty (30) days after failure to cure. It is the intent of the Company that a termination for Good Reason under this subparagraph shall meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement shall be interpreted accordingly.

iii.	“Change in Control” means shall mean, unless the Board of Directors provides otherwise, the occurrence of any of the following events:

1.
The acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Midway Gold Corp. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Midway Gold Corp., (B) any acquisition by Midway Gold Corp. or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Midway Gold Corp. or any corporation controlled by Midway Gold Corp.;

'
2.
In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Midway Gold Corp.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

3.
Consummation of a reorganization, merger, statutory share exchange, consolidation, sale or other disposition of all or substantially all of the assets of Midway Gold Corp. (including an entity that, as a result of such transaction, owns Midway Gold Corp. or all or substantially all of Midway Gold Corp.’s assets either directly or through one of more affiliates) or similar corporate transaction involving the Company or any of its subsidiaries (in each case, not related to an insolvency proceeding, bankruptcy or liquidation of Midway Gold Corp.) unless, following any of the foregoing business combinations in above, all or substantially all of the Persons that were the beneficial owners of Midway Gold Corp.’s outstanding voting securities immediately prior to such business combination beneficially own immediately after the transaction or transactions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the entity resulting from such business combination in substantially the same proportions as their ownership of Midway Gold Corp.’s voting securities immediately prior to such business combination.

4.	General Provisions.

a.
Confidentiality and Nondisclosure. The Executive agrees that at all times during the Executive’s employment and following the conclusion of the Executive’s employment, whether voluntary or involuntary, the Executive shall hold in strictest confidence and not disclose Confidential Information (as described in the Corporate Governance Policies) to anyone who is not also an employee of the Company or to any employee of the Company who does not also have access to such Confidential Information, without express written authorization of the Board of Directors. The Company and the Executive agree that the nature of the Executive’s responsibilities under this Agreement require the Executive to have access to confidential information which is valuable and confidential to the Company and its affiliates. “Confidential Information” shall mean any trade secrets or proprietary and confidential information, including but not limited to mining techniques, processes, formulas, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, information pertaining to health and safety, including matters involving MSHA, data and information the Company and its affiliates receive in confidence from any other party, or any other secret or confidential matters of the Company and its affiliates. Additionally, the Executive shall not use any Confidential Information for the Executive’s own benefit or to the detriment of the Company and its affiliates during the Executive’s employment or thereafter. The Executive also certifies that employment with the Company does not and shall not breach any agreement or duty that the Executive has to anyone concerning confidential information belonging to others. The obligations set forth in this paragraph shall survive the Executive’s termination of employment for any reason.

Excluded from “Confidential Information” is information that (a) was lawfully in the Executive’s possession before they received it from the Company; (b) is in the public domain other than through a violation of this Agreement; or (c) learned from a third party not under an obligation of confidentiality to the Company or any of its affiliates. Information licensed by the Company or any of its affiliates under a confidentiality restriction is not considered to be in the public domain.

b.
Non-Solicitation. During the Executive’s employment by the Company, and also for a period expiring 12 months after the termination of the Executive’s employment, the Executive covenants and agrees that the Executive will not, without the prior written approval of the Company:

i.
Solicit, induce, recruit, encourage, take away or in any other manner persuade or attempt to persuade any officer, employee or agent of the Company or any of its affiliates to alter or discontinue a relationship with the Company or its affiliates; or

ii.
directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Company or any of its affiliates to alter or discontinue its relationship with the Company or any of its affiliates.

The Company and the Executive agree that: this provision does not impose an undue hardship on the Executive and is not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; the scope of this covenant is reasonable in terms of length of time and geographic scope; and adequate severance and other consideration supports this covenant, including consideration herein.

c.
Other Terms and Conditions of Employment. The terms and conditions of the Executive’s employment shall, to the extent not addressed or described in this Agreement, be governed by the Company’s Employee Handbook(s) and other existing policies and practices including Corporate Governance policies, as amended from time to time. In the event of a conflict between this Agreement and the Employee Handbook(s) or other existing policies and practices, the terms of this Agreement shall govern.

d.
Successors and Assigns. The rights and obligations of the Parties hereunder are not assignable to another person by the Executive. The Company, without obtaining the Executive’s consent, may assign its rights and obligations to any person or entity.

c.
Severability; Provisions Subject to Applicable Law. If any provision of this Agreement or compliance by any of the Parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.

d.
Execution. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

e.
Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. The Parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of Colorado. Both Parties irrevocably submit to the jurisdiction of the state and federal courts of the State of Colorado.

f.
Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of the covenants in this Section 4 will inflict irreparable harm on the Company and its affiliates; and that, in the event of such breach, the Company and its affiliates shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties.

IN WITNESS WHEREOF, Midway Services Company and the Executive have executed and delivered this Agreement as of the date written below.

Midway Services Company

/s/ William M. Zisch	By:	/s/ Kennth Brunk
William M. Zisch		Kenneth A. Brunk

EXHIBIT A

MIDWAY GOLD CORP.
NOTICE OF INDUCEMENT STOCK OPTION GRANT

You have been granted the following option to purchase Common Stock of MIDWAY GOLD CORP. (the “Company”):

Name of Optionee:

Total Number of Shares Granted:	________________________________________________

Type of Option:	☐ Incentive Stock Option (employees only)
☐ Non-Qualified Stock Option

Exercise Price Per Share:	$_______________________________________________

Date of Grant:	________________________________________________

Date Exercisable:	1/3 on the first anniversary of the grant date, and an additional 1/12 every three months thereafter

Expiration Date:	Ten Years from Date of Grant

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is subject to vesting and certain other restrictions as provided in the Agreement.

OPTIONEE:	MIDWAY GOLD CORP.

By:

Title:
Print Name

MIDWAY GOLD CORP.
INDUCEMENT STOCK OPTION AGREEMENT

SECTION 1. GRANT OF OPTION.

(a) Option. The Company wishes to grant Optionee this option in connection with the Optionee’s entry into that certain employment agreement with the Company dated as of October 14, 2014 (the “Employment Agreement”). This option is an inducement material to the Optionee’s entry into employment within the meaning of NYSE-MKT Company Guide Section 711(a). Accordingly, on the terms and conditions set forth in the Notice of Stock Option Grant and this Agreement, the Company grants to the Optionee on the Date of Grant the option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant. This option is intended to be an Incentive Stock Option (ISO) or a Non-Qualified Stock Option (NSO), as provided in the Notice of Stock Option Grant. The Exercise Price is agreed to be at least 100% of the Fair Market Value per Share on the Date of Grant (110% of Fair Market Value if this option is designated as an ISO in the Notice of Stock Option Grant and the Optionee is a 10% owner as described in Section 6(a)(iv)(D) of the Company’s Stock Plan).

(b) $100,000 Limitation. Even if this option is designated as an ISO in the Notice of Stock Option Grant, it shall be deemed to be an NSO to the extent (and only to the extent) required by the $100,000 annual limitation under Section 422(d) of the Code.

(c) Defined Terms. This inducement option is not granted pursuant to the Company’s Stock Plan. However, certain provisions of the Stock Plan are incorporated into this Agreement for convenience. Capitalized terms are defined in Section 9 of this Agreement, unless otherwise defined in Section 2 of the Stock Plan.

SECTION 2. RIGHT TO EXERCISE.

(a) In General. Except as set forth below and subject to any other conditions of this Agreement, all or part of this option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant.

(b) Change in Control. If within 12 months following a change in control (as defined in the Optionee’s Employment Agreement) either (1) the Company terminates the employment of the Optionee for reasons other than for cause (as defined in the Employment Agreement) or (2) the Optionee terminates his employment for good reason (as defined in the Employment Agreement), then the option shall become immediately exercisable in full on the date of such termination.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided in this Agreement, this option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 4. EXERCISE PROCEDURES.

(a) Notice of Exercise. The Optionee or the Optionee’s representative may exercise this option by giving written notice to the Company. The notice shall specify the election to exercise this option, the number of Shares for which it is being exercised and the form of payment. The notice shall be signed by the person exercising this option. In the event that this option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 of this Agreement for the full amount of the Purchase Price.

(b) Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the Shares as to which this option has been exercised, registered in the name of the person exercising this option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company shall cause such certificate or certificates to be deposited in escrow or delivered to or upon the order of the person exercising this option.

(c) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this option, the Optionee, as a condition to the exercise of this option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this option.

(d) Securities Law Compliance. The Optionee may not exercise the Options and the Company shall not be required to issue or deliver any Shares, except in compliance with applicable federal or state securities or other laws, and applicable rules or regulations (including the rules of any securities exchange) as may be determined by the Company. This Agreement and the grant of the options are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the U.S. Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

SECTION 5. PAYMENT FOR STOCK.

(a) Cash. All or part of the Purchase Price may be paid in cash or cash equivalents.

(b) Surrender of Stock. All or any part of the Purchase Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when this option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Purchase Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

(c) Exercise/Sale. If Shares are publicly traded, all or part of the Purchase Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

(d) Net Exercise. The Company may, in its discretion, permit an Option to be exercised by delivering to the Optionee a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised on the date of exercise, over the Purchase Price of the Option for such Shares

SECTION 6. TERM AND EXPIRATION.

(a) Basic Term. This option shall in any event expire on the expiration date set forth in the Notice of Stock Option Grant, which date shall not exceed ten years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant, and the Optionee is a 10% owner as described in Section 6(a)(iv)(C) of the Plan).

(b) Termination of Service (Except by Death). If the Optionee’s service terminates for any reason other than death, then this option shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (a) above;

(ii) The date three months after the termination of the Optionee’s service for any reason other than Cause; or

(iii) The date of termination of the Optionee’s service for Cause.

The Optionee may exercise all or part of this option at any time before its expiration under the preceding sentence, but only to the extent that this option is then exercisable. In the event that the Optionee dies after termination of service but before the expiration of this option, all or part of this option may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired this option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that this option had become exercisable before the Optionee’s death.

(c) Death of the Optionee. If the Optionee dies while in service, then this option shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (a) above; or

(ii) The date 12 months after the Optionee’s death.

All or part of this option may be exercised at any time before its expiration under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired this option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that this option had become exercisable before the Optionee’s death.

(d) Blackout Periods. If the Option is set to expire under Subsection (b) or (c) above during a period of time during which, pursuant to the policies of the Company, trading in Shares or Options is prohibited or restricted, the Option shall expire on the earlier of the date determined pursuant to Subsection (a) above or the third trading date following the end of such blackout period.

(e) Leaves of Absence. For any purpose under this Agreement, service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(f) Notice Concerning ISO Treatment. If this option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent it is exercised (i) more than three months after the date the Optionee ceases to be an employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (ii) more than 12 months after the date the Optionee ceases to be an employee by reason of such permanent and total disability or (iii) after the Optionee has been on a leave of absence for more than three months, unless the Optionee’s reemployment rights are guaranteed by statute or by contract.

SECTION 7. ADJUSTMENT OF SHARES.

In the event of any transaction described in Section 4(c) of the Stock Plan, the terms of this option (including, without limitation, the number and kind of Shares subject to this option and the Exercise Price) shall be adjusted as set forth in Section 4(c) of the Stock Plan. In the event that the Company is a party to any corporate transaction, this option shall be subject to amendment as provided in Section 7(b) of the Stock Plan.

SECTION 8. MISCELLANEOUS PROVISIONS.

(a) Rights as a Shareholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a shareholder with respect to any Shares subject to this option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to Sections 4 and 5 of this Agreement.

(b) Investment Intent. The Company may require from the Optionee such investment representation, undertaking or agreement, if any, as the Company may consider necessary in order to comply with applicable laws and policies of the TSX, TSX-V or other applicable exchange.

(c) No Retention Rights. Nothing in this option shall confer upon the Optionee any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(e) Entire Agreement. The Notice of Stock Option Grant and this Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, as such laws are applied to contracts entered into and performed in such State.

SECTION 9. DEFINITIONS.

In addition to the definitions set forth in the Stock Plan, the following terms shall have the meanings ascribed herein (in the event a conflict exists, the meaning set forth in this Agreement shall prevail):

(a) “Agreement” shall mean this Stock Option Agreement.

(b) “Cause” shall mean: (i) an unauthorized use or disclosure by the Optionee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;(ii) material breach by the Optionee of any agreement between the Optionee and the Company;(iii) a material failure by the Optionee to comply with the Company’s written policies or rules; (iv) the Optionee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) the Optionee’s gross negligence or willful misconduct; (vi) continuing failure by the Optionee to perform assigned duties after receiving written notification of such failure from the Company; or (vii) a failure by the Optionee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Optionee’s cooperation.

(c) “Company” is defined in the Notice of Stock Option Grant.

(d) “Date of Grant” shall mean the date specified in the Notice of Stock Option Grant, which date shall be the later of (i) the date on which the Board of Directors resolved to grant this option or (ii) the first day of the Optionee’s service.

(e) “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

(f) “Employment Agreement” is defined in Section 1(a).

(g) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this option, as specified in the Notice of Stock Option Grant.

(h) “Notice of Stock Option Grant” shall mean the document so entitled to which this Agreement is attached.

(i) “Optionee” shall mean the individual or entity named in the Notice of Stock Option Grant.

(j) “Purchase Price” shall mean the Exercise Price multiplied by the number of Shares with respect to which this option is being exercised.

(k) “Stock Plan” shall mean the Midway Gold Corp. 2013 Stock and Incentive Plan.

(l) “U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(m)  “U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.